UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2017

Carolco Pictures, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-55353	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5550 Glades Road, Ste. 500 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 826-9307

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Separation Agreement and General Release

On April 3, 2017, Carolco Pictures, Inc. (the “Company”) entered into a Separation Agreement and General Release (the “Agreement”) by and between the Company and David Cohen (“Employee”) pursuant to which, in part, the Employee shall resign from his officer and director’s positons with the Company no later than April 15, 2017. In consideration thereof, the Employee shall receive 1000 shares of common stock of the Company.

The foregoing description of the Agreement is merely a summary. For a full understanding of the terms and conditions of the Agreement, see attached Agreement as Exhibit 10.1 attached hereto.

Securities Purchase Agreement

Also, on April 3, 2017, Birchwood Capital, LLC (“Seller”) entered into a Securities Purchase Agreement (“SPA”) by and between the Seller and Brick Top Holdings, Inc. (“Purchaser”) pursuant to which, in part, the Seller transferred to the Purchaser 1,250,000 shares of the Company’s Series A Preferred Stock and 5,125,000 shares of the Company’s Series C Preferred Stock in exchange for $37,500. Alexander Bafer, the Company’s Chairman of the Board of Directors and Chief Development Officer, owns and controls the Purchaser.

As a result thereof, Purchaser now beneficially owns 3,240,000 shares of Series A Preferred Stock and 17,875,000 shares of Series C Preferred Stock. Mr. Bafer owns 510,000 shares of Series A Preferred Stock.

The Series A Preferred Stock is not convertible into shares of common stock but do carry voting rights of 100 votes per share held. Each shares of the Series C Preferred Stock is convertible into two shares of common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 regarding the resignation of David Cohen as an officer and director of the Company. Mr. Cohen’s resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1	Separation Agreement and General Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Carolco Pictures, Inc.

Date: April 7, 2017	By:	/S/ David Cohen
David Cohen, Chief Executive Officer